UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 3

                        SYMONS INTERNATIONAL GROUP, INC.

INITIAL STATEMENT OF BENEFICAL OWNERSHIP OF SECURITIES:

Filed pursuant to Section 16(a) of the securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding company Act of 1935 or Section 30 (f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     Earl R. Fonville
     5296 Canary Ct.
     Carmel, IN  46033

2.   Date of Event Requiring Statement (Month/Day/Year)
     9/18/00

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

4.   Issuer Name and Tickler or Trading Symbol
     Symons International Group, Inc.
     SIGC

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)
     ( ) Director (X) Officer (give title below) ( ) 10% Owner ( ) Other Chief Financial Officer

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group Filing (Check Applicable Line)
     (X) Form filed by One Reporting Person
     (   ) Form filed by More than One Reporting Person


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
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Table I - Non Derivative Securities Beneficially Owned


1.  Title of Security        2.  Amount of Securities   3.  Ownership Form:        4.  Nature of Indirect
                             Beneficially Owned         Direct (D) or Indirect     Beneficial Ownership
                                                        (I)
(Instr. 4)                   (Instr. 4)                 (Instr. 5)                 (Instr. 5)


Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.  Title of        2.  Date          3.  Title and     4.  Conversion    5.  Ownership     6.  Nature of
Derivative          Exercisable and   Amount of         or Exercise       Form of           Indirect
Security            Expiration Date   Securities        Price of          Derivative        Beneficial
                    (Month/Day/       Underlying        Derivative        Securities:       Ownership
                    Year)             Derivative        Security          Direct (D) or
                                      Security                            Indirect (I)

(Instr. 4)          Date Exercisable  Title                               (Instr. 5)        (Instr. 5)

                    Expiration Date   Amount or
                                      Number of Shares



Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Explanation of Responses:




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Signature of Reporting Person                        Date